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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            STEWART ENTERPRISES, INC.
                   (as amended and restated as of May 7, 2003)


                                   ARTICLE I

                                      Name

         The name of this Corporation shall be Stewart Enterprises, Inc.

                                   ARTICLE II

                                     Purpose

         The Corporation's purpose is to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of Louisiana.

                                  ARTICLE III

                                     Capital

         A. Authorized Stock. The Corporation shall have the authority to issue an aggregate of 160 million shares of capital stock, of which 150 million shares shall be Class A Common Stock, no par value per share, five million shares shall be Class B Common Stock, no par value per share, and five million shares shall be Preferred Stock, $1.00 par value per share.

         B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights as between the Preferred Stock and the Class A and Class B Common Stock, and to fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

         [On October 28, 1999, the Board of Directors adopted amendments to the Articles of Incorporation to create a series of Preferred Stock in the amount and having the designation, voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof as follows:]

                  1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting such series shall be 1,500,000. Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then


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         outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

                  2. Dividends and Distributions.

                           (a) The holders of shares of Series A Preferred Stock
                  shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on October 31, January 31, April 30 and July 31 of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of $1.00 and subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock of the Corporation, no par value, (any such Common Stock, the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Corporation shall at any time after October 28, 1999 (the "Rights Declaration Date") pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (b) The Corporation shall declare a dividend or
                  distribution on the Series A Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses (a)(ii)(A) and (a)(ii)(B) above); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series A Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                           (c) Dividends shall begin to accrue and be cumulative
                  on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date



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

                  next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

                  3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

                           (a) Subject to the provision for adjustment
                  hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation; provided, however that, each share of Series A Preferred Stock that is initially issued by the Corporation to a holder of the Corporation's Class B Common Stock in respect of shares of Class B Common Stock shall, for as long as such share is held by Frank B. Stewart, Jr. or any of his Permitted Transferees (as defined in Article III(C)(5) of the Articles of Incorporation), entitle such holder to 1,000 votes on all matters submitted to a vote of shareholders of the Corporation. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (b) Except as otherwise provided herein or by law,
                  the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation.

                           (c) (i) If at any time dividends on any Series A
                  Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence



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

                  of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

                                    (ii) During any default period, such voting
                           right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (c)(iii) hereof or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

                                    (iii) Unless the holders of Preferred Stock
                           shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the President and Chief Executive Officer or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder's last address as the same appears on the books of the



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

                           Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

                                    (iv) In any default period, the holders of
                           Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock that elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                                    (v) Immediately upon the expiration of a
                           default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the articles of incorporation or bylaws irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) hereof (such number being subject, however, to change thereafter in any manner provided by law or in the articles of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                           (d) The Articles of Incorporation of the Corporation
                  shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

                           (e) Except as otherwise provided herein, holders of
                  Series A Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any corporate action.



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

                  4. Certain Restrictions.

                           (a) Whenever quarterly dividends or other dividends
                  or distributions payable on the Series A Preferred Stock as provided in Section are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

                                    (i) declare or pay dividends on, or make any
                           other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                                    (ii) declare or pay dividends on, or make
                           any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    (iii) redeem, purchase or otherwise acquire
                           for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                                    (iv) redeem, purchase or otherwise acquire
                           for value any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
                           up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                           (b) The Corporation shall not permit any subsidiary
                  of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph (a), purchase or otherwise acquire such shares at such time and in such manner.



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

                  5. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Articles of Incorporation or as otherwise permitted under Louisiana Law.

                  6. Liquidation, Dissolution and Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $0.01 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  7. Consolidation, Merger, Etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the



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

         number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  8. No Redemption. The Series A Preferred Stock shall not be redeemable.

                  9. Rank. The Series A Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation's preferred stock except any series that specifically provides that such series shall rank junior to the Series A Preferred Stock.

                  10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders.

         C. Class A and Class B Common Stock. The voting powers, designations, preferences, and relative, participating, optional and other special rights of the Class A and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be fixed as provided below:

                  1. Voting Rights. (a) Except as may otherwise be expressly required by the Business Corporation Law of Louisiana or these Articles of Incorporation, the holders of shares of Class A Common Stock shall vote together with the holders of shares of Class B Common Stock as a single voting group, provided, however, that, with respect to each matter properly brought before the shareholders for their consideration and vote, each record holder of shares of Class A Common Stock shall have one vote for each such share held of record in his name on the stock transfer records of the Corporation and each record holder of shares of Class B Common Stock shall have ten votes for each such share held of record in his name on the stock transfer records of the Corporation.

                           (b) In the case of each share of Class B Common Stock
                  held of record by a bank, voting trustee, broker, dealer, clearing agency, or any nominee thereof, or by any other nominee of the beneficial owner of such share, the record holder shall be entitled to only one vote, provided, however, that the record holder of any such shares will be entitled, notwithstanding the foregoing limitation, to cast ten votes per share if such holder shall establish to the satisfaction of the Corporation that each such share has been beneficially owned continuously from the date of issuance by the original beneficial owner (whose name and address must be specified to the Corporation), or by a Permitted Transferee (as defined in
                  Article III(C)(5) hereof) of such original beneficial owner. Any such record holder who wishes to cast ten votes per share shall file with the transfer agent for the Class B Common Stock a certificate, on a form that will be mailed to such holder by such transfer agent on request, certifying as to the information specified in the preceding sentence and specifying the date on which he desires to exercise his voting rights (the "Voting Date"). Any such certificate shall be deemed filed only if received by the transfer agent not less than ten nor more than 30 days prior to



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

                  the Voting Date. If such certificate shall not establish to the satisfaction of the Corporation that the record holder is entitled to cast ten votes per share, then, within five business days after the receipt thereof by the transfer agent, the Corporation shall mail to the person filing such certificate a notice that describes the deficiency and, unless the Corporation determines that such person has a reasonable opportunity to cure such deficiency prior to the Voting Date, notifies him that he shall be entitled to only one vote per share on the Voting Date.

                  2. Conversion. (a) Each share of Class B Common Stock shall be convertible at any time, at the option of the record holder thereof, into one fully paid and nonassessable share of Class A Common Stock of the Corporation.

                           (b) No fractional shares of Class A Common Stock
                  shall be issued upon such conversion, but in lieu thereof the Corporation shall pay to the holder an amount in cash equal to the fair market value of such fractional share.

                           (c) To convert shares of Class B Common Stock under
                  this Article III(C)(2), the record holder thereof shall surrender the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank (which endorsement shall correspond exactly with the name or names of the record holder or holders set forth on the face of the certificates and on the stock transfer records of the Corporation), at the office of the transfer agent for the shares of Class B Common Stock (which may be either the Corporation or any third party retained by it for such purpose), and shall give written notice to the transfer agent and the Corporation that such holder elects to convert all or part of the shares represented thereby, stating therein the name or names (with the address or addresses) in which the certificate or certificates for shares of Class A Common Stock are to be issued.

                           (d) If the record shareholder fully complies with
                  paragraph (c), the Corporation shall, as soon as practicable thereafter, instruct the transfer agent to deliver to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, rounded to the nearest whole number of shares, and a check for any amount payable hereunder in lieu of a fractional share, along with a certificate representing any shares of Class B Common Stock that the holder has not elected to convert hereunder but which constituted part of the shares of Class B Common Stock represented by the certificate or certificates surrendered.

                           (e) Shares of Class B Common Stock shall be deemed to
                  have been converted as of the close of business on the date of the due surrender of the certificates representing the shares to be converted as provided above, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock at such time.



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

                           (f) If the Corporation shall in any manner split or
                  subdivide the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be split or subdivided in the same manner, proportionately and on the same basis per share.

                           (g) When shares of Class B Common Stock have been
                  converted pursuant to any paragraph of this Article III(C), they shall be irrevocably canceled and not reissued.

                  3. Dividends. The record holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Corporation legally available therefor, provided, however, that no such dividend or distribution shall be declared or paid unless the holders of both classes receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class, except that in the event that any dividend is declared that is payable in shares of Class A Common Stock or Class B Common Stock, such dividend shall be declared and paid at the same rate per share with respect to the Class A Common Stock and Class B Common Stock, and the dividend payable on shares of Class A Common Stock shall be payable only in shares of Class A Common Stock and the dividend payable on Class B Common Stock shall be payable only in shares of Class B Common Stock.

                  4. Liquidation. (a) In the event of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, following the payment of all indebtedness and any applicable preferential distribution to the holders of outstanding shares of any class or series of stock senior to the Class A and Class B Common Stock with respect to amounts payable upon the occurrence of any such event, all of the remaining assets of the Corporation available for distribution shall be distributed in equal amounts per share to the record holders of the Class A Common Stock and Class B Common Stock, as if such classes constituted a single class.

                           (b) For purposes of paragraph (a) above, neither (i)
                  the merger or consolidation of the Corporation into or with any other corporation or entity, (ii) the sale, transfer or lease of all or substantially all of the assets of the Corporation or (iii) a share exchange between the Corporation and any other corporation or entity shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

                  5. Transfers of Class B Common Stock. No person holding any share of Class B Common Stock shall transfer, and the Corporation shall not register (nor permit the transfer agent for the Class B Common Stock to register) the transfer of, any shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, pledge, hypothecation, encumbrance, or any other disposition, except to a "Permitted Transferee" of such person (as defined below in this paragraph). If a holder of shares of Class B Common Stock transfers any such shares to any person or entity other than a "Permitted Transferee," such transfer, without any further action of the



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

         parties or the Corporation, shall automatically and irrevocably convert such shares into an equal number of shares of Class A Common Stock and the transferee shall be deemed a holder of such shares of Class A Common Stock from the date of such transfer. The term "Permitted Transferee" shall mean only:

                           (a) the spouse and any lineal descendant (including
                  adopted children) of any person duly holding shares of Class B Common Stock (a "qualified holder"), and any spouse of any such lineal descendant (all such spouses and lineal descendants being hereinafter referred to as "such holder's family members");

                           (b) the trustee of an trust for the sole benefit of a
                  qualified holder or such holder's family members;

                           (c) a partnership made up exclusively of qualified
                  holders or such holders' family members or a corporation wholly-owned by qualified holders or such holder's family members, provided, however, that as of the date that such partnership or corporation is no longer comprised of or owned exclusively by qualified holders or such holders' family members, such partnership or corporation will no longer be a Permitted Transferee and any Class B Common Stock held by it shall be automatically and irrevocably converted into Class A Common Stock without any further action of the parties or the Corporation; or

                           (d) the executor, administrator or personal
                  representative of the estate of a qualified holder or any of such holder's family members, or the guardian or conservator of a qualified holder or any of such holder's family members who has been adjudged disabled by a court of competent jurisdiction.

                  6. Issuances of Class B Common Stock. Except for the 790,005 shares of Class B Common Stock to be issued by operation of Article III(E) hereof, no shares of Class B Common Stock may be issued, other than issuances pursuant to stock splits, stock subdivisions or stock dividends duly effected in accordance with the terms and conditions of this Article. Notwithstanding any other provision in these Articles of Incorporation to the contrary or any other vote that may be required by law, this Article III(C)(6) may be amended or repealed only by the holders of two-thirds of the Class A Common Stock present or represented at any duly convened shareholders' meeting.

         D. Total Voting Power. For purposes of these Articles of Incorporation, "Total Voting Power" means the total number of votes that shareholders and holders of any bonds, debentures or other obligations granted voting rights by the Corporation pursuant to La. R.S. 12:75H are generally entitled to cast with respect to the election of a majority of the directors or, if such term is used in reference to any other particular matter properly brought before the shareholders for their consideration and vote, means the total number of such votes that are entitled to be cast with respect to such matter.

         E. Reclassification. From and after the effective date of the amendment and restatement of these Articles of Incorporation effected hereby, each issued and outstanding share



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

of Common Stock, no par value per share, of the Corporation shall be reclassified into 30 shares of Class A Common Stock, except for 26,333.5 shares of Common Stock held by Frank B. Stewart, Jr., which shall be reclassified into an aggregate of 790,005 shares of Class B Common Stock.

                                   ARTICLE IV

                                    Directors

         A. Number of Directors. The Board of Directors shall consist of such number of persons as shall be designated from time to time in the by-laws of the Corporation, or, if not so designated, as may be designated from time to time by resolution of the Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

         B. Classification. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Class A and Class B Common Stock as to dividends or upon liquidation, shall be divided, with respect to the time during which they shall hold office, into three classes as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the annual meeting of shareholders to be held in 1993, of the Class II directors expiring at the next succeeding annual meeting of shareholders, and of the Class III directors expiring at the second succeeding annual meeting, with all such directors to hold office until their successors are elected and qualified. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal in number as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.

         C. Vacancies. Except as provided in Article IV(H) hereof, any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors or from a failure of the shareholders to elect the full number of authorized directors) may, notwithstanding any resulting absence of a quorum of directors, be filled by a two-thirds vote of the Board of Directors remaining in office, provided that the shareholders shall have the right to fill the vacancy at any special meeting called for such purpose prior to any such action by the Board.

         D. Removal. Except as provided in Article IV(H) hereof, (i) any director may be removed, with or without cause, by a two-thirds vote of the Board of Directors and (ii) any director or the entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of not less than two-thirds of that portion of the Total Voting Power (as defined in Article III(D) hereof) that is present or represented at a special meeting of shareholders called for such purpose, voting together as a single class. At the same meeting in which the Board of Directors or the shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article IV(D), directors shall not be subject to removal.



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

         E. Director Proxies. Any director absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

         F. Tender Offers and Other Extraordinary Transactions. The Board of Directors, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a merger, consolidation or share exchange may, in exercising its judgment in determining what is in the best interests of the Corporation and its shareholders, consider the following factors and any other factors that it deems relevant: (1) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; (2) the social and economic effects of such transaction on the Corporation, its subsidiaries, or their employees, customers, creditors and the communities in which the Corporation and its subsidiaries do business; (3) the business and financial condition and earnings prospects of the acquiring party or parties, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such condition upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries do business; and (4) the competence, experience, and integrity of the acquiring party or parties and its or their management. Notwithstanding any provision of this Article IV(F), this Article is not intended to confer any rights on any subsidiary of the Corporation, or on any of the Corporation's or its subsidiaries' employees, customers, creditors or other members of the communities in which it or they do business.

         G. Board Nominations. Except as provided in Article IV(H) hereof, only persons who are nominated in accordance with the procedures set forth in this
Article IV(G) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of record of the Corporation entitled to vote at such meeting for the election of directors who complies with the notice procedures set forth in this Article IV(G). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal office of the Corporation not less than 45 days nor more than 90 days prior to the meeting, provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received at the principal executive offices of the Corporation no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth or include the following:

                  1. as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residential address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of capital stock of the Corporation of which such person is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), (d) such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (e) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or would be otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934; and

                  2. as to the shareholder of record giving the notice, (a) the name and address of such shareholder and (b) the class and number of shares of capital stock of the Corporation of which such shareholder is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934). If requested in writing by the Secretary of the Corporation at least 15 days in advance of the meeting, such shareholder shall disclose to the Secretary, within ten days of such request, whether such person is the sole beneficial owner of the shares held of record by him, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in such shares.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. If a shareholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, who shall not be affiliated with the Corporation, to determine whether the shareholder has complied with this Article IV(G). If the inspectors shall determine that the shareholder has not complied with this Article IV(G), the defective nomination shall be disregarded and the inspectors shall direct the Chairman of the meeting to declare at the meeting that such nomination was not made in accordance with the procedures prescribed by the Articles of Incorporation.

         H. Directors Elected by Preferred Shareholders. Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of any one or more classes or series of stock having a preference over the Class A and Class B Common Stock as to dividends or upon liquidation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such preferred stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

                                   ARTICLE V

                                     By-laws

         A. Adoption, Amendment and Repeal. By-laws of the Corporation may be adopted only by a majority vote of the Board of Directors. By-laws may be amended or repealed only by a majority vote of the Board of Directors (unless a higher vote is specified in the By-laws) or the affirmative vote of the holders of at least two-thirds of that portion of the Total Voting Power (as defined in Article III(D) hereof), voting together as a single class, that is present or represented at any regular or special meeting of shareholders, the notice of which expressly states that the proposed amendment or repeal is to be considered at the meeting.

         B. New Matters. Any purported amendment to the By-laws which would add thereto a matter not covered in the By-laws prior to such purported amendment shall be deemed to constitute the adoption of a By-law provision and not an amendment to the By-laws.

                                   ARTICLE VI

                   Limitation of Liability and Indemnification

         A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemptions or repurchases of the Corporation's shares from, shareholders of the Corporation, under and to the extent provided in La. R.S. 12:92D; or (4) any transaction from which he derived an improper personal benefit.

         B. Authorization of Further Actions. The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law, (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation's direct and indirect subsidiaries) to the fullest extent permitted by law and (3) cause the Corporation to exercise the powers set forth in La. R.S. 12:83F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-laws or resolutions or the exercise of such powers. No repeal or amendment of any such By-laws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.

         C. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

         D. Amendment of Article VI. In addition to any other votes required by law or these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least 80% of the Total Voting Power (as defined in Article III(D) hereof), voting together as a single class, shall be required to amend or repeal this Article, and any amendment or repeal of this Article shall not adversely affect any elimination or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.



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

                                  ARTICLE VII

                                    Reversion

         Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease, provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                  ARTICLE VIII

                        Special Meetings of Shareholders

         Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-laws. In addition, at any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least 25% of the Total Voting Power (as defined in Article III(D) hereof), the Secretary of the Corporation shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes.

                                   ARTICLE IX

                          Louisiana Fair Price Statute

         The Corporation expressly opts into, and accepts the benefits of, La. R.S. 12:132-134, as they may be amended from time to time.

                                     * * * *

         These Amended and Restated Articles of Incorporation reflect all amendments made through May 7, 2003.



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